UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): May 31, 2016

TYCO INTERNATIONAL PLC
(Exact Name of Registrant as Specified in its Charter)

Ireland	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836
(Commission File Number)

One Albert Quay
Cork, Ireland
(Address of Principal Executive Offices, including Zip Code)
353-21-426-0000
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01	Other Events
As previously reported, Tyco International plc (the “Company”), as Audit Managing Party under each Tax Sharing Agreement dated September 25, 2007 (among the Company, TE Connectivity Ltd. and Covidien plc (which on January 26, 2015 was acquired by and now operates as a subsidiary of Medtronic plc) and dated September 28, 2012 (among the Company, The ADT Corporation and Pentair Ltd. (along with TE Connectivity and Covidien, the “Parties”)), entered into Stipulations of Settled Issues with the Internal Revenue Service (the “IRS”) intended to resolve all Federal tax disputes related to the previously disclosed intercompany debt issues for the Company’s 1997 - 2000 audit cycle before the U.S. Tax Court. The Stipulations of Settled Issues were contingent upon the IRS Appeals Division applying the same settlement terms to all intercompany debt issues on appeal for subsequent audit cycles (2001 - 2007). On May 17, 2016 the IRS Office of Appeals issued fully-executed Forms 870-AD that effectively settle the matters on appeal on the same terms as those set forth in the Stipulations of Settled Issues, and on May 31, 2016, the U.S. Tax Court entered decisions consistent with the Stipulations of Settled Issues. As a result, all aspects of this controversy that were before the U.S. Tax Court and Appeals Division of the IRS have been finally resolved for audit cycles 1997 - 2007. During the second quarter of fiscal 2016, the Company paid $120 million to TE Connectivity Ltd. and $2 million to Covidien, representing its share of the total amount payable to the IRS in connection with this matter. The Company does not expect to recognize any additional charges related to this matter, as the Company had previously recorded sufficient reserves with respect to this controversy and its obligations under the Tax Sharing Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL PLC
(Registrant)

	By:	/s/ ANDREA GOODRICH
Andrea Goodrich
Vice President and Corporate Secretary

Date: May 31, 2016

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